Exhibit 4.29

Electronic Aviation Passenger Comprehensive Insurance Four-parties Cooperation Agreement

Party A: Guangdong CSA E-commerce Co., Ltd. (广东南航电子商务有限公司)

Legal Representative: Guo Zhiqiang

Residence: No. 05 of Unit 201, 68 Huacui Street, Jianye Road, Zhongshan Road West Industrial Park, Tianhe District, Guangzhou

Telephone: 020-86131534

Party B: Southern Airlines Group Finance Company Limited (中国南航集团财务有限公司)

Legal Representative: Wang Jianjun

Domicile: No. 17 Hangyun Southern Street, Baiyun District, Guangzhou

Telephone: 020-61052798

Party C: Air Union Insurance Brokers (Beijing) Co., Ltd. (航联保险销售(北京)有限公司)

Legal Representative: Li Yongqi

Domicile: Rm 801-803 CYTS Plaza, 5 Dongzhimen Nan Street, Dongcheng District, Beijing

Telephone: 010-58157000

Party D: PICC Property and Casualty Company Limited, Guangzhou Branch (中国人民财产保险股份有限公司广州市分公司)

Legal Representative: Ye Jianming

Domicile: 303, Guangzhou Dadao (M), Guangzhou, China

Telephone: 020-87355210

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General Provisions

According to the Contract Law of the People's Republic of China, Insurance Law of the People's Republic of China and the relevant laws and regulations, Guangdong CSA E-commerce Co., Ltd. (hereafter referred to as ‘Party A’), Southern Airlines Group Finance Company Limited (hereafter referred to as ‘Party B’), Air Union Insurance Brokers (Beijing) Co., Ltd. (hereafter referred to as ‘Party C’) and PICC Property and Casualty Company Limited, Guangzhou Branch. (hereafter referred to as ‘Party D’) shall further cooperate in electronic comprehensive air passenger insurance business for genuine fulfillment of resource sharing and complementary advantages. In order to enter into higher and newer stages of development, better products and services which better cater to customers’ needs shall be offered jointly. Party A, Party B, Party C and Party D have reached the following agreements on the principles of reciprocity, complementary advantages and mutual development through amicable negotiations.

Chapter 1 Cooperation

Article 1 Content of cooperation

1.1	The four parties agree to cooperate in the development of electronic comprehensive air passenger insurance projects and jointly handle business matters relating to the sale of insurance.

1.2	’Electronic comprehensive air passenger insurance’ specifically refers to the broad comprehensive air passenger insurance business, which includes aviation accident insurance (mainly injury in aviation accidents) and air passenger-related insurance products such as short-term traffic accident injury insurance, checked luggage insurance, flight delay insurance, flight cancellation insurance, compensation for cancellation of special price passenger tickets and travel insurance for international air tickets. It aims to replace the traditional paper insurance policies with electronic comprehensive air passenger insurance policies, implement centralized management of policy holders’ and air passengers’ information through online information sharing, and create a kind of new product by inputting insurance payment information into the system and printing them on ‘Air Transport Itineraries of E-tickets’ to be sold together with E-ticket insurance.

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1.3	Party A shall within the scope authorized by China Southern Airlines Company Limited (hereafter referred to as ‘CS Air’) permits Party B, Party C and Party D to use its Business to Customer website at www.csair.com (hereafter referred to as ‘B2C website’), mobile customer terminal ticket sale platform and VOS sales system for selling insurance.

1.4	Party B shall provide services including overall coordination, in- process support, assistance for settlement and claims and product marketing in accordance with this Agreement.

1.5	As the sales agent of the project, Party C shall sell Party D’s electronic air passage insurance products on the platform provided by CS Air.

1.6	As the insurer of the cooperation project, Party D shall offer insurance products on consistent terms of coverage for CS Air’s B2C website, mobile applications and VOS system; offer insurance of uniform service standards and voluntary compensation services; provide supporting consultation services and bear insurance liabilities specified in insurance clause. Its products should cover personal accident injury insurance, additional travel delay insurance, additional luggage delay insurance, additional travel changes insurance, additional passenger’s personal effect insurance and additional aircraft hijacking insurance.

Main responsibilities of the products include:

Accidental death and disability: Insurance amount shall be RMB600,000

Flight delay insurance: RMB300 shall be compensated for every four hours; the maximum amount of compensation shall be RMB900

Luggage delay insurance: RMB500 shall be compensated for every eight hours; the maximum amount of compensation shall be RMB1,500

Travel cancellation insurance (including flight cancellation): Amount of compensation shall be RMB600

Passenger’s personal effect insurance: Amount of compensation shall be RMB1,000

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Aircraft hijacking insurance: Amount of compensation shall be RMB1,000

1.7	See Appendix 1 for applicable insurance clauses for electronic comprehensive air passenger insurance under this Agreement.

1.8	Party D shall, as requested by Party A, Party B and Party C, upgrade or optimize the insurance products in the light of market conditions

Article 2 Period of cooperation

2.1	This Agreement shall take effect from 12 June 2014 and remain valid until 31 May 2017.

2.2	All Parties unanimously agree that negotiation on extension of the cooperation period shall be conducted within three months prior to the date of expiration.

Chapter 2 Rights and obligations of all Parties

Article 3      Rights and obligations of Party A

(I) Rights of Party A

3.1	To understand the insurance settlement data from Party C.

3.2	To complete premium concentration with its own system.

3.3	To suspend sale of Party D’s insurance products due to business changes or organizational restructuring.

3.4	To decide the proportion of its electronic comprehensive air passenger insurance products to be sold on CS Air website, mobile applications and VOS system according to the number of air tickets sold through Party D’s promotion of business class E-ticket and insurance cooperation projects.

(II) Party A’s obligations

3.5	To design and develop insurance sale webpages in line with Party C’s frontend interface for development of website sale system according to Party C’s suggestions and requests. If any changes take place in CS Air website in terms of design and presentation during the period of cooperation, Party A shall timely notify Party C.

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3.6	To provide conditions necessary for docking with Party D’s electronic system; to transmit insurance data in a real-time manner data. The data field shall include but not be limited to premium, E-ticket numbers, policy numbers, order numbers, names, contact information and ID numbers of the insured, flight numbers, routes, dates of flight, dates of taking out insurance and types of sale.

3.7	To be responsible for daily maintenance of the electronic direct sale system, and ensure stable operation of the website, mobile applications and insurance sale platform of the VOS system.

3.8	To make full use of customer services of CS Air’s Call Center, and complete off-line sale of insurance products and premium payment according to customers’ needs.

3.9	To be responsible for timely transferring the received premiums to Party B on monthly basis as agreed in this Agreement.

3.10	To be responsible for developing and maintaining 24-hour telephone customers services.

3.11	To provide information inquiry services including names of insurance companies, names of insurance products, names of the insured, premiums, insurance amount, policy term, reminder of disclaimer, marketing companies, customer services hotline and ways for policy inquiries.

3.12	To return premiums to customers who surrender their policies as entrusted by Party D.

Article 4 Rights and obligations of Party B

(I) Rights of Party B

4.1	To charge commissions from Party D as agreed in this Agreement.

4.2	To obtain insurance settlement data from Party D.

(II) Obligations of Party B

4.3	To provide services including providing general support, making settlements and helping with claim settlement as agreed in this Agreement.

4.4	To be responsible for overall coordination of the project, and propose and complete overall design of marketing plan according to needs of Parties A and C.

4.5	To ensure that it has the qualifications for concurrent-business insurance agency and remains qualified during the valid period of this Agreement.

4.6	To proceed with the formalities for registering additional items with competent business authorities and applying for tax invoice necessary for its insurance business.

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4.7	To provide agency settlement services as agreed in this Agreement. To issue settlement bills based on data provided by Party A; complete reconciliations with all Parties and ensure premium settlement with Party D.

4.8	To provide clearing services to all Parties as agreed in this Agreement.

4.9	To be responsible for developing the management and customer services manual for operation of the project, but consent from Party A, Party C and Party D shall be obtained for contents involving them.

4.10	To assist all Parties of the Project with tasks such as customers inquiries and complaint management.

4.11	To provide services such as voluntary claims as needed by products, design logic of claim settlement and complete screening of claims data for the project and collection of claimer accounts; to offer all conditions which facilitate Party D’s final payment of compensation for the insured.

Article 5 Rights and obligations of Party C

(一) Rights of Party C

5.1	To charge commissions as agreed in this Agreement.

5.2	To use marketing platforms including the designated Internet within Party A’s authorized scope under the project for selling Party D’s electronic air travel insurance products to travelers who buy CS Air tickets, as sales agent.

(II) Obligations of Party C

5.3	To assist CS Air with development of sale webpages and system data transmission, and provide training for customers services staff of Party A and Party B.

5.4	To be responsible for providing data processing system; to ensure real-time docking of the system with Party D’s insurance system and real-time receipt of sales data from CS Air platform.

5.5	To provide all Parties with innovative models for the electronic comprehensive air passenger insurance project, and offer assistance to fulfill function of the ‘Premium’ section of the CS Air travel itinerary list.

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5.6	To provide by-telephone manual verification and on-website self-service verification of electronic policies.

5.7	To help Party A and CS Air with complaints from passengers.

Article 6 Rights and obligations of Party D

(I) Rights of Party D

6.1	To receive premium as agreed in this Agreement.

6.2	To obtain real-time sales data from Party A regarding the insurance products under cooperation as agreed in this Agreement. The data field shall include premium, E-ticket numbers, policy numbers, order numbers, names, contact information and credential numbers of the insured, flight numbers, routes, dates of flight, dates of taking out insurance and types of sale.

(II) Obligations of Party D

6.3	To permit air ticket platforms including the Internet within Party A’s authorized scope as the marketing platforms of insurance products; and appoint Party C as an insurance sales agent for selling its insurance products on air ticket platforms including the Internet;

6.4	To recognize services that Party B shall provide for the project including agency settlement, marketing support and agency claims;

6.5	To recognize sales services of Party A including off-line sale of insurance;

6.6	To pay commissions to Party B and Party C as agreed in Article 7 of this Agreement;

6.7	To file the insurance products under cooperation with the insurance regulatory authority according to requirements of the insurance regulations, and provide unified services to customers in the agreed regions;

6.8	To assist Party A or Party B with application, changes and renewal of the qualifications for concurrent-business insurance agency free of charge as requested by Party A or Party B.

6.9	To provide conditions necessary for docking with Party A’s electronic system; to ensure that sales data can be obtained from Party A and are imported into the insurance system in a real-time manners besides taking reasonable and essential measures to ensure normal and stable operation of the data transmission system.

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6.10	To send insurance data in a real-time manners to Party B and Party C as agreed. Data shall be transmitted in the form of encryption algorithm to ensure safe and stable data transmission of the entire insurance sales system.

6.11	To bear relevant insurance liabilities as insurer of the insurance products in accordance with insurance contracts. If the policy holder has paid his or her premium to Party A, compensation responsibility shall not be refused on the ground of non-receipt of premium.

6.12	As to policies of insurance products issued under this Agreement, in the case that the insurance accidents specified in the insurance contract occur, Party D shall compensate according to the system sales data and flight departure data provided by Party A no matter whether the specific insurance data has been input into Party D’s system, unless Party D has evidence to prove loss of such data, and the loss is caused by Party A’s subjective deliberate acts. If data error takes place due to Party A’s deliberate acts and has caused losses to the insured, beneficiaries and Party D, Party A shall bear the relevant liabilities.

6.13	To be responsible for accepting accident claims of the insurance products under cooperation. As to the insurance responsibilities for executable voluntary claim services as agreed by all Parties, Party D shall recognize Party B’s claims data, dock with Party B’s claim data system and be responsible for compensating the insured in accordance with the terms of insurance of this Agreement.

6.14	To provide real-time policy inquiry services regarding the insurance products under cooperation via telephone and Internet for travelers; and provide at the prominent spot of its web portal a section for inquiries of information about accident insurance policies. The inquiry content and interface shall include the following information: names of insurance products, policy numbers, premium, insurance amount, policy term and marketing entity. A hotline should also be provided for claim settlement services.

6.15	Party D shall timely provide feedback to all Parties about new regulatory policies implemented in various regions involved in this Agreement and regulations involving the Company’s business.

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6.16	To carry out due marketing campaigns for the project; and provide Party A and CS Air with the marketing support for purpose of direct ticket sale business.

Chapter 3 Settlement of fees

Article 7 Fee criteria

7.1	The value of each electronic comprehensive air passenger insurance amounts to RMB20.

7.2	For every policy of Party D’s insurance product under cooperation successfully sold through websites within the Party A’s authorized scope, mobile applications and VOS system (successful sale is marked by the insured’s successful payment through CS Air website, mobile applications and VOS, excluding surrender of policy), Party D shall pay RMB10 to Party B and RMB1 to Party C as their commissions. Upon receipt of all commissions, Party B shall pay RMB5 to Party as platform service fee.

7.3	In the case of policy surrender, Party D does not need to pay any commissions. if Party D had already paid the said commissions, the other Parties shall refund accordingly.

7.4	The process and ways of settlement shall follow relevant rules of the local regulatory departments.

7.5	In the case that new government policies are enacted regarding fee adjustments, all Parties shall negotiate and adjust the products or fee rates.

Article 8 Settlement of fees

8.1	Before the 15th day of each month, Party A shall issue a bill for the last settlement period based on sales data of the last cycle provided by the business regions. Upon receipt of the data and settlement bill from Party A, Party B, Party C and Party D shall confirm the accounts before the 17th day of each month. In the case of inconsistent data, such data should be rectified in a prompt manner, and settlement of premiums and relevant fees shall defer accordingly.

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8.2	Upon confirmation of accounts, Party A shall transfer the full amount of premium of the previous month to the bank account designated by Party B before the 23rd day of each month.

Name of Party B’s beneficiary’s account: Southern Airlines Group Finance Company Limited; Bank: Industrial and Commercial Bank of China Limited Guangzhou Airport Sub-branch; Bank account number 3602065229200084927.

8.3	Upon receipt of premium and confirmation, Party B shall transfer part of the previous month’s premium attributable to Party D’s sales region to Party D’s designated bank account before the 24th day of each month. Name of Party B’s account of premium payment: Southern Airlines Group Finance Company Limited; Bank: Industrial and Commercial Bank of China Limited Guangzhou Airport Sub-branch; Bank account number: 3602065229200084927.

Name of Party D’s beneficiary’s account: PICC Property and Casualty Company Limited, Guangzhou Branch; Bank: Industrial and Commercial Bank of China Limited Guangzhou First Sub-branch, Bank account number: 9558853602001209187.

8.4	Upon receipt of full amount of premium transferred by Party B, Party D shall pay commissions to Party B and Party C in the proportion agreed in this Agreement before the 29th day of each month. At the same time, Party B and Party C shall issue a receipt for the commissions received commissions before the 30th day of each month. Name of Party B’s beneficiary account for commission: Southern Airlines Group Finance Company Limited; Bank: Industrial and Commercial Bank of China Limited Guangzhou Airport Sub-branch; Bank account number: 3602065209000088916.

Name of Party C’s beneficiary’s account: Air Union Insurance Brokers (Beijing) Co., Ltd. Bank: China Merchants Bank, Beijing Fangzhuang Sib-branch; Bank account number: 110908750810999.

8.5	Upon receipt of commissions from Party D, Party B shall pay Party A service fees before the 30th day of each month. Upon receipt of full amount of all service fees, Party A shall issue to Party B a receipt of service fees before the 30th day of each month.

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Name of Party A’s beneficiary account: Guangdong CSA E-commerce Co., Ltd.; Bank: China Merchants Bank, Fengshen Sub-branch; Bank account number: 120902062710622.

8.6	In the case of statutory holiday, the said settlement day shall be postponed to the first working day following the statutory holiday.

8.7	If any Party hereto fails to perform its payment obligation upon confirmation of the settlement bills and causes losses to the other three Parties, the other three Parties may reserve the right of claiming for compensation based on their losses.

Article 9 Invoice management

9.1	Upon receipt of full amount of all commissions on time, Party B shall issue to Party D a receipt of insurance intermediary service fee for the commissions received and mail it to Party D before the 30th day of each month.

9.2	Upon receipt of commissions, Party C shall issue to Party D a receipt of insurance intermediary service fee for the commissions received and mail it to Party D before the 30th day of each month

9.3	Party B and Party C shall ensure that Party D receives the receipt within that month (except for reason of force majeure).

Chapter 4 Representations & Warranties

Article 10 Representations & Warranties

All parties guarantee:

10.1	All parties guarantee that each has its capacity for corresponding civil rights and civil acts.

10.2	Execution of this Agreement constitutes no infringement upon any third party’s legitimate interests.

10.3	Each has all the rights, authorization and approval for entering into this Agreement, and has all the rights, authorization and approval necessary for performing all obligations under this Agreement.

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10.4	The provisions of this Agreement shall become its legal, effective and binding obligations after its legally authorized representative has signed this Agreement on its behalf.

10.5	The execution and performance of this Agreement shall not contradict or breach its business licence, articles of association, any law or approval granted by any government organization or institution or any rules they set for any legal document of the signatory.

Chapter 5 Responsibilities for Breach of Agreement

Article 11 Compensation for breach of agreement

11.1	Party D shall timely handle insurance claims application or surrender of policy in a timely manner as agreed in the contract. In the case that Party D is complained by travelers for three times or more during the period of contract, Party A has the right to rescind the contract unilaterally.

11.2	Pursuant to the Rules on Punishment of Illegal Acts in the Intermediary Business, Party D has the right to demand Party C to rectify its insurance-related illegal acts. In the case that Party C refuses to rectify it, Party D has the right to terminate the agency of Party C.

The clauses below are applicable to sales data commonly recognized by the four Parties:

11.3	Party A and Party B shall fully transfer all premiums to Party D as agreed in this contract. In the case of late delivery, it shall bear the responsibility of late payment by paying 1/10,000 of the payable premium for each day delayed besides paying the payable premium. Party D has the right to terminate the contract in the case of delay for more than 60 days.

11.4	Party D shall pay Party B the commissions payable to Party B. In the case of late payment, it shall bear the responsibility of late payment by paying 1/10,000 of the payable commissions for each day delayed besides paying the payable commissions. Party B has the right to terminate the contract in the case of delay for more than 60 days.

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11.5	Party D shall pay Party C the commissions payable to Party C. In the case of late payment, it shall bear the responsibility of late payment by paying 1/10,000 of the payable commissions for each day delayed besides paying the payable commissions. Party C has the right to terminate the contract in the case of delay for more than 60 days.

11.6	Party B shall pay Party A the service fees payable to Party A. In the case of late payment, it shall bear the responsibility of late payment by paying 1/10,000 of the payable service fees for each day delayed besides paying the payable service fees. Party A has the right to terminate the contract in the case of delay for more than 60 days.

Chapter 6 Termination of Agreement

Article 12 Force Majeure

12.1	In the case that any Party is unable to discharge its obligations due to conditions beyond its control, performance of this Agreement shall be terminated. The conditions which directly affect a Party’s ability to discharge its obligations include wars, natural disasters, government acts (including rules or prohibition order issued by government departments) and civil disorder, etc.

12.2	In the case of occurrence of force majeure, the Party which adduces the ground of force majeure shall timely notify the other Parties within seven days so as to minimize possible losses to the other Parties and submit evidences within a reasonable timeframe. In the case that the Party which experienced force majeure fails to timely notify the other Parties and this results in greater losses to the other Parties, the Party which experienced force majeure shall be responsible to compensate for the greater losses.

12.3	The Party which claims to have experienced force majeure shall take all essential measures to minimize the damages that may be caused as a result of force majeure.

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Article 13 Transfer and Early Termination of Contract

13.1	If either Party A or Party B, as required by internal management, has to make an early withdrawal from the project and transfer the rights and obligations under this Agreement to the other Parties, provided that the current normal operation of the project is not affected, it can be done so by sending a written notice to Party C and Party D two months in advance. Party C and Party D shall not object to such transfer.

13.2	In the case that any of the Parties unilaterally requests for early termination of this Agreement, a written notice should be sent to the other Parties one month in advance. This Agreement shall terminate upon expiry of one month from the date of the notice. Upon termination of this Agreement, all Parties shall settle the claims and debts under this Agreement.

13.3	Unless otherwise agreed, any decision to terminate this Agreement shall not hinder the other Parties’ right to make claim for damages.

Article 7 Confidentiality

Article 14 Confidentiality

14.1	All Parties to this Agreement shall take essential measures to keep all contents of this Agreement confidential.

14.2	Unless for compliance of the law or compulsory requirements of the statutory regulators, no party shall disclose any information about the other Parties it came to know under this Agreement or any content of this Agreement to any other parties without consent of the other Parties. If losses are caused to the Parties or non-signatory third party as a result of the disclosure, the disclosing Party shall be responsible for compensating the suffering party for all its losses.

Chapter 8 Other matters

Article 15 Notices

15.1	Any notice for the purpose of or related to this Agreement shall take no effect unless delivered by hand, mail, express delivery or fax to the contact address stated at the beginning of this Agreement. Any of the Parties shall promptly notify the other Parties of any changes in its contact information.

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15.2	Unless otherwise agreed, the dates below shall be deemed the dates when all notices and correspondences are duly delivered to and noted by the Party being notified:

1)  For delivery by hand, it is the date when the Party being notified receives the notice;

2)  For delivery by ordinary mail, it is the 7th working day after the mail is posted;

3) For delivery by express delivery, it is the 3rd working day after the mail is shipped;

4)  For delivery by fax, it is the date when the message is faxed and confirmation report was received;

5) Notices delivered by hand, mail and express delivery shall deemed to have been delivered upon reaching the address stated at the beginning of this Agreement.

Article 16 Partial invalidity

16.1	If one or more clauses of this Agreement are invalid, the remaining clauses of this Agreement shall remain unaffected.

16.2	If this Agreement becomes invalid due to changes in law, regulations or regulatory requirements, all Parties to this Agreement agree that this shall be solved by way of negotiating and signing a supplemental agreement under the premises that operation of the project is not affected.

16.3	All Parties agree that amendments to the clauses announced to be invalid should be negotiated on principles of objectivity and sincerity so that they comply with the statutory requirements.

Article 17 Applicable law and settlement of disputes

17.1	The law of the People’s Republic of China shall apply in the conclusion, validity, interpretation, performance and solution of disputes of this Agreement.

17.2	All Parties shall solve any disputes arising from or related to this Agreement through negotiation. In the case of fruitless negotiation, any Party may solve the dispute through litigation by referring it to the people’s court in the jurisdiction where Party A is domiciled.

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Article 18 Appendices to Agreement

The Appendices to Agreement is an integral part of this Agreement and, together with articles of this Agreement, constitute complete content of the cooperation agreed by all Parties through negotiation and bear the same effect as this Agreement.

Article 19 Validity of Agreement

This Agreement shall take effect from the date when authorized representatives of all Parties sign and affix the official seals on it. This Agreement is in six duplicate, Party A shall keep three copies and each of the remaining Parties shall keep one copy. All copies shall bear the same legal effect.

List of appendices:

1. Appendix 1: Insurance Clauses

2. Appendix 2: Settlement Process

3. Appendix 3: Process of individual surrender of policy

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(This is the signature page of the Four-party Agreement on Electronic Aviation Passenger Comprehensive Insurance and contains no text. )

Party A:
Authorized Representative (Signature):

Date:

Party B:
Authorized Representative (Signature):

Date:

Party C:
Authorized Representative (Signature):

Date:

Party D:
Authorized Representative (Signature):

Date:

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